Exhibit 99.1
Surgery Partners, Inc. Announces Receipt of Requisite Consents and Expiration of its Consent Solicitation Relating to its Senior Notes
NEW YORK - May 25, 2017 - Surgery Partners, Inc. (“Surgery Partners”) announced today that Surgery Center Holdings, Inc., a Delaware corporation (the “Issuer”), has received the consents necessary to effect certain amendments (the “Amendments”) to certain provisions of the indenture (the “Indenture”) governing its 8.875% Senior Notes due 2021 (the “Notes”).
The Issuer received the consents of holders of a majority of the aggregate principal amount of the Notes prior to the expiration time of 5:00 p.m., New York City time, on May 25, 2017. As a result, the Issuer, the guarantors and the trustee entered into a supplemental indenture (the “Supplemental Indenture”), which became effective upon the execution thereof by the Issuer and the trustee, to effect the Amendments. The Amendments will become operative upon, but not prior to, payment by the Issuer of the Consent Consideration (as defined below) to Ipreo LLC, who is acting as the paying agent for the solicitation (the “Paying Agent”), pursuant to the terms of the Supplemental Indenture.
On May 10, 2017, Surgery Partners, the parent of the Issuer, and National Surgical Healthcare (“NSH”), an owner and operator of surgical facilities in partnership with local physicians, announced that they entered into a definitive merger agreement pursuant to which Surgery Partners will acquire NSH from Irving Place Capital for approximately $760 million (the “Merger”).
Funding for Surgery Partners’ acquisition of NSH will be provided in part by an affiliate of Bain Capital Private Equity, a leading global private investment firm, which as part of the transaction is injecting capital in exchange for preferred stock in the Company (the “Preferred Private Placement”). Further, in conjunction with the Merger and the Preferred Private Placement, an affiliate of Bain Capital Private Equity will acquire H.I.G. Capital’s existing equity stake in Surgery Partners (the “Private Sale” and, together with the Preferred Private Placement, the “Transactions”).
The Amendments (i) amend the Change of Control definition relating to the Notes (as set forth in the Indenture) such that the Issuer is not required to make a Change of Control Offer, as defined in the Indenture, with respect to the Notes in connection with the Transactions and (ii) amend the definition of Sponsor (as defined in the Indenture) to add Bain Capital Private Equity, LP, its affiliates and certain related parties thereto (collectively, “Bain”) as a Sponsor and, effective immediately following the consummation of the Transactions, remove H.I.G. Capital, LLC, its affiliates and certain related parties thereto as a Sponsor, such that Bain shall thereafter constitute a Permitted Holder (as defined in the Indenture).
Subject to the satisfaction or waiver of the Conditions (as defined in the Consent Solicitation Statement), the Issuer will make a cash payment of $2.50 for each $1,000 in aggregate principal amount of Notes for which a consent was validly delivered and not withdrawn prior to the execution of the Supplemental Indenture in accordance with the terms and conditions of the Consent Solicitation Statement, dated May 18, 2017 (the “Consent Consideration”). The Issuer will pay the Consent Consideration to the Paying Agent immediately prior to the closing of Transactions, subject to the Issuer’s reasonable expectation that one or both of the Transactions will close immediately following the payment of the Consent Consideration. The Paying Agent will subsequently distribute the Consent Consideration to consenting Holders who consented and did not revoke such consent prior to the Expiration Date.
Jefferies LLC acted as the Solicitation Agent. Any persons with questions regarding the consent solicitations should contact Jefferies LLC collect at (203) 363-8273 or toll free in the US at (888) 708-5831.
Copies of the Consent Solicitation Statement and other related documents may be obtained from Ipreo LLC by calling, for banks and brokers, (212) 849-3880, or toll-free in the US at (888) 593-9546, or by email at consent@ipreo.com.
This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Amendments or any securities.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding whether the Supplemental Indenture will be executed, whether the Transactions will be completed, the anticipated consequences and benefits of the Transactions, the timing of the payment of the Consent Consideration and other information and statements that are not historical facts. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the receipt and timing of necessary regulatory approval to close the Transactions as well as other factors. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
About Surgery Partners
Headquartered in Nashville, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 150 locations in 29 states, including ambulatory surgical facilities, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.
Contacts:
Surgery Partners, Inc.
Teresa Sparks, Chief Financial Officer
(615) 234-8940
IR@surgerypartners.com